Exhibit 10.25

MASTER RESEARCH AND DEVELOPMENT AGREEMENT

THIS AGREEMENT is made with an effective date of 07/01/2024 (“Agreement Date”);

BETWEEN:

1.	Full Name:	Expert Systems, Inc.
	Address:	12730 High Bluff Dr. Ste 100 San Diego, CA 92130

(hereinafter referred to as “Contractor”).

2.	Full Name:	Lomond Therapeutics, Inc.
	Address:	8 The Green Suite 8490 Dover, DE 19901

(hereinafter referred to as “Customer”).

WHEREAS, Expert Systems, Inc. is a pharmaceutical company involved in the research, development, manufacture and sale of new and useful pharmaceutical products; and

WHEREAS, Customer in the sale of drug discovery services to life science companies; offering expertise in preclinical drug discovery services including screening libraries, medicinal chemistry, in-vitro and in-vivo biological testing and related services useful for pharmaceutical research and development; and

WHEREAS, Customer desires to engage Expert Systems, Inc. on a confidential basis to provide Customer with certain drug development services and consulting;

Now therefore, Expert Systems, Inc. and Customer hereby agree as follows:

1.	DEFINITIONS

In this Agreement the following expressions shall have the following meanings:

1.1	“Affiliates” shall mean the companies under the control of, controlled by or under common control with either of the Parties. For the purposes of this definition, the term “control” shall mean ownership of the majority of the stock of such Party.

1.2	“Agreement” means this Research and Development Agreement together with the Exhibits attached hereto and the Appendices executed by both Parties and attached hereto from time to time. Such appendices shall set forth the program(s) to be performed by Expert Systems, Inc. hereunder (“Program”, “Work Order”) and the payment schedule(s) with respect thereto (“Payment Schedule”), and such other terms and conditions as may be agreed upon by the Parties. Work Orders as discussed in Section 2.3 will be deemed Appendices when properly executed by both Parties.

1.3	“Confidential Information” means the information (whether oral, written or in any other form) concerning transactions, dealings, projects, plans, proposals and other business affairs of Customer and of Expert Systems, Inc. and any and all Technical Information used in and/or developed by Expert Systems, Inc.’s Personnel and Customer’s Personnel in the course of or in connection with the Services and Program.

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1.4	(reserved)

1.5	“Intellectual Property Rights” means patents, patent applications, copyright, know-how and other intellectual property rights.

1.6	(reserved)

1.7	“Expert Systems, Inc.’s Personnel” means Expert Systems, Inc.’s directors, consultants, employees and any other persons engaged in the Program under the direction of Expert Systems, Inc..

1.8	(reserved)

1.9	“Parties” means Expert Systems, Inc. and Customer and “Party” means Expert Systems, Inc. or Customer.

1.10	“Product” means both the tangible material designated, if applicable, in the applicable Program and all testing data and results obtained in the applicable Program.

1.11	“Program” shall mean the work to be performed pursuant to a Work Order.

1.13	“Services” means the services to be carried out by Expert Systems, Inc. to perform under the Program(s).

1.14	“Specifications” means the specifications, if any, identified in the Program.

1.15	“Technical Information” means, but is not limited to, improvements, inventions, developments, techniques, processes, methods, specifications, procedures, data, compound structures, formulae; testing methods and materials, test results, trade secrets and know- how, all as the same may be used in and/or arise from the performance of the Services.

1.16	“Customer’s Personnel” means Customer’s directors, consultants, employees and any other persons under the direction of Customer having access to the substance and results of the Program.

1.17	“T&M” means cost of the Program related to Expert Systems, Inc. expenditure for the Program billed by Expert Systems, Inc. to the Customer including but not limited by time, materials, Expert Systems, Inc. personnel wages, overhead, lease of space and equipment spent on the Program.

1.18	“FTE” means cost of the Program billed by Expert Systems, Inc. to the Customer related to the cost of Expert Systems, Inc. Full Time Employee with reasonable skills, technical competence and suitable qualification engaged in the Program for a specified period.

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1.19	“Fixed Price” means the cost of the Program as agreed between the Parties at the time of issuance and acceptance of a Work Order.

2.	Work Orders

2.1	Work Proposal

From time to time, Customer shall provide to Expert Systems, Inc. a work proposal detailing a Program that includes Customer’s description of Product(s), Specifications (e.g., purity, quantity, methodologies, et cetera), and the date required for Customer’s receipt of Product(s) (“Work Proposal”).

2.3	Work Order

If Customer accepts Expert Systems, Inc.’s Offer, Customer shall submit a written Work Order to Expert Systems, Inc. authorizing it to carry out the Program under the terms set forth in the Offer (“Work Request”). Customer shall be under no obligation to accept the Offer. If the Work Order contains terms and conditions conflicting with, or different from, (i) the Offer or the (ii) the terms of this Agreement, then such conflicting or different terms contained in the Work Order will not be deemed accepted by Expert Systems, Inc. (even if Expert Systems, Inc. conducts work under the Work Proposal) unless the Work Proposal is executed by Expert Systems, Inc. in accordance with Section 12.6. All Work Requests will contain at least the information presented in Exhibit 1.

2.4	Multiple Work Proposals, Offers, and Work Orders may be executed under the scope of this Master Research Agreement.

3.	The Services

3.1	Expert Systems, Inc. shall use its reasonable endeavors to commence the Services on or before the commencement date set forth in the applicable Program and to complete the Services on or before the completion date set forth in the applicable Program, subject to extension by mutual written agreement of the Parties.

3.2	Expert Systems, Inc. shall ensure that Expert Systems, Inc.’s Personnel exercise reasonable skill, care and diligence in the performance of the Services.

3.3	Expert Systems, Inc. shall ensure that Expert Systems, Inc.’s Personnel involved with the Services are technically competent and suitably qualified to carry out the parts of the Services assigned to them.

3.4	Expert Systems, Inc. and Customer shall appoint Program Managers and a to-be-named Designated Supervisor for each specific Program as set forth in each Work Order. The Expert Systems, Inc. Program Manager and the Customer Designated Supervisor shall be the principal points of contact between the Parties for all matters relating to this Agreement. Expert Systems, Inc. may change its Program Manager and Customer may change its Program Manager or Designated Supervisor by giving 10 (ten) days notice in writing to the other Party.

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3.5	No variation to the Services shall be made without the prior written agreement of the duly authorized representative of each Party to such variation.

4.	Proprietary Nature of Products; Restrictions

4.1	Upon payment to Expert Systems, Inc. as provided in the Work Order and made in accordance with Section 6 of the Agreement, Customer shall have title to the tangible materials and test results for Products it receives for such payment, and Customer shall have no further obligation to Expert Systems, Inc. with respect to such Products unless otherwise provided in this Agreement.

5.	INFORMATION AND REPORTS

5.1	Expert Systems, Inc. shall keep Customer fully informed of the progress of the Services by providing summary reports to the Designated Supervisor at the end of each month until the Services are completed or the Agreement is terminated.

5.2	Expert Systems, Inc. shall ensure that its key personnel involved with a Program and the Program Manager are reasonably available for telephone and face-to-face discussions with Customer’s Personnel as may be agreed upon by the Parties. If Customer requests Expert Systems, Inc. Personnel to attend any further meetings other than those on Expert Systems, Inc. premises, Expert Systems, Inc. shall be reimbursed for reasonable travel expenses incurred by Expert Systems, Inc. Personnel attending any such meetings.

5.3	Expert Systems, Inc. shall provide such written reports to Customer as may be specified in the applicable Program. Expert Systems, Inc. shall promptly provide Customer with copies of all Technical Information, data, records and supporting documentation reasonably requested by Customer relating to the Services, subject to the provisions of Section 7, including without limitation Product information such as analytical and structure determination information.

6.	INVOICE AND PAYMENT

6.1	Expert Systems, Inc. shall submit an invoice to Customer for each payment due in accordance with the applicable Payment Schedule related to the Fixed Price, T&M, or FTE business arrangement for the corresponding Work Order.

6.2	Customer shall pay Expert Systems, Inc.’s invoice in accordance with the schedule established in the applicable Work Order. In the absence of Work Order payment schedule, Customer shall pay Expert Systems, Inc.’s invoice within 10 (ten) days after Customer’s receipt of corresponding Product or a part of the Product in compliance with Specifications and Program schedule.

6.3	Unless otherwise agreed upon by Customer, it reserves the right to reject any Product delivered after a period of time that is twice as long as the provided for in the Work Order for delivery of Product.

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7.	INTELLECTUAL PROPERTY RIGHTS

7.1	With respect to all Products, Expert Systems, Inc. will promptly disclose to Customer any inventions, know-how or discoveries relating to Products, developed or discovered as a result of the work contemplated under this Agreement, whether or not patentable. Expert Systems, Inc. agrees to assign or cause assignments of any such inventions to Customer, at Customer’s cost, and provide reasonable assistance to Customer at Customer’s cost in preparing and prosecuting such patent applications thereon, as Customer deems necessary to adequately protect its rights in such inventions, know-how and discoveries.

7.2	Except for purposes of the work contemplated by this Agreement, no right or license to use the Confidential Information or any technology or intellectual property rights of Customer is granted by implication or otherwise.

7.3	Expert Systems, Inc. shall disclose in writing to Customer, in advance, any Intellectual Property Rights patents of Expert Systems, Inc. or any Intellectual Property Rights known to Expert Systems, Inc. belonging to a third party which may be infringed by the use of a Product, or process for making a Product, developed for Customer by Expert Systems, Inc. hereunder.

8.	CONFIDENTIAL INFORMATION

8.1	The Parties shall procure that Expert Systems, Inc.’s Personnel and Customer’s Personnel shall:

(i) not disclose any of the other Party’s Confidential Information to any person other than Expert Systems, Inc.’s Personnel and/or Customer’s Personnel who have entered into legally binding confidentiality obligations at least as restrictive in scope to those set out in this Clause 8;

(ii) not use any Confidential Information for any purpose other than in accordance with this Agreement; and

(iii) take all reasonable steps necessary to prevent the unauthorized disclosure and/or use of any Confidential Information which steps shall at least equal those taken to protect Recipient’s own Confidential Information.

8.2	The obligations of Clause 8.1 shall not apply to any Confidential Information which:

(i) is in the public domain at the time of disclosure or subsequent to the time of disclosure to enters the public domain through no fault of receiving Party;

(ii) either Party can prove by documentary evidence was already in the possession of that Party prior to the date of this Agreement;

(iii) is the subject of an order to disclose by a Court having the right and power to make such an order;

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(iv) is received from a third party not under an obligation of confidentiality to either Party; or

(v) is required to be disclosed by legal or regulatory process; provided, in each case the Party required to disclose timely informs the other Party and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other party to intervene and contest or attempt to limit the disclosure.

8.3	Any Confidential Information, including without limitation research results, data and other Technical Information, developed by Expert Systems, Inc.’s Personnel in the course of or in connection with the performance of the Services hereunder relating to an Exclusive Product shall belong solely to Customer and shall be considered Customer’s Confidential Information subject to the provisions of Sections 8.1 and 8.2 above.

8.4	Customer may disclose Expert Systems, Inc.’s Confidential Information to its corporate licensees and collaborators, for development of the Product, on a need to know basis and provided that any such licensees, and collaborators are made aware of the confidential nature of the Information and execute agreements at least as restrictive as the provisions contained in this Agreement to maintain the confidentiality thereof.

9.	WARRANTIES, INDEMNITIES AND LIMITATION OF LIABILITY

9.1	Warranties

9.1.1 The Parties understand that the Product(s) may possess chemical, physical and toxicological properties that are unknown at this time. Each Party agrees to observe all the safety precautions that a technically qualified, prudent researcher would observe when handling chemical compounds of unknown toxicity, in order to limit exposure to laboratory personnel and the environment. Access to the Product(s) will be restricted to technically qualified individuals who have been adequately notified as to the known and potential hazards of these Product(s) and adequately instructed as to their proper handling.

9.1.2 Each Party shall promptly inform the other of any toxicity, instability, or other hazards known to it that would impede the safe handling of Product(s).

9.1.3 EXCEPT AS MAY BE OTHERWISE STATED HEREIN, Expert Systems, Inc. MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR RELATED COMPOUNDS FURNISHED HEREUNDER. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF PRODUCTS OR COMPOUNDS WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

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9.2	Indemnities

9.2.1 Expert Systems, Inc. assumes the entire risk of injury or damage resulting from its preparation, handling, use, or testing of Product under Expert Systems, Inc.’s control and agrees to indemnify and hold Customer harmless from any loss, damage, claim, or cost of defending against any claim arising from Expert Systems, Inc.’s preparation, handling, use, or testing of Product under Expert Systems, Inc.’s control except to the extent that such loss or damage was caused by Customer’s negligence.

9.2.2 Customer assumes the entire risk of injury or damage resulting from its preparation, handling, use, or testing of Product under Customer’s control and agrees to indemnify and hold Expert Systems, Inc. harmless from any loss, damage, claim, or cost of defending against any claim arising from Customer’s preparation, handling, use, or testing of Product except to the extent that such loss or damage was caused by Expert Systems, Inc.’s negligence.

9.2.3 Customer also agrees to indemnify, hold harmless and defend Expert Systems, Inc., and its directors, officers, employees, Affiliates, and agents, against any and all legal claims, proceedings, demands, liability and expenses of any kind, including legal expense and reasonable attorney fees, for death, illness, personal injury, property damage, infringement, improper business practices and noncompliance with applicable laws, arising out of or relating to the design, manufacture, distribution, advertisement, consumption, sale, or use of any Products or Related Compounds.

10.	TERMINATION

10.1	Termination Events

10.1.1 Termination Right. Each Party shall have the right to terminate this Agreement without cause at any time upon not less than thirty (30) days prior written notice.

10.1.2 If either Party shall be in material breach of this Agreement, and should such breach continue for sixty (60) days after written notification to the Party in breach, then the non- breaching Party may at its option terminate this Agreement or suspend the performance of its obligations under this Agreement by giving the Party in breach immediate notice of termination or suspension. Suspension by one Party of performance shall not preclude such Party later terminating this Agreement pursuant to this Clause 10.1.3.

10.1.3 In the event of termination by either Party, Customer shall pay Expert Systems, Inc. for all amounts due hereunder prior to the effective date of termination. In addition, Customer shall reimburse Expert Systems, Inc. for all raw materials and components purchased or ordered pursuant to non-cancelable orders prior to receipt of the notice of termination, to the extent that such costs are not included in the payments otherwise due to Expert Systems, Inc.. At Customer’s request, Expert Systems, Inc. shall deliver such materials and any finished Product(s) then in its possession to Customer, at Customer’s cost and per Customer’s instructions.

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10.1.4 In the event that:

(i) either Party becomes insolvent, or an order is made or a resolution passed for the winding up of either party other than for the purposes of a solvent scheme of reconstruction or amalgamation or internal reorganization; or

(ii) an administrator, administrative receiver or receiver is appointed in respect of either Party’s assets and/or business; or

(iii) as a result of financial difficulties either Party makes any voluntary arrangement with its creditors; or

(iv) as a consequence of debt and/or maladministration, either Party takes or suffers any similar or analogous action to those listed in i), ii) or iii) above;

then the other Party shall be entitled to terminate this Agreement by giving immediate written notice of termination.

10.2	Consequences of Termination

10.2.1 Termination shall be without prejudice to any other right or remedy the Parties may have arising on or before the date of termination.

10.2.2. Termination pursuant to this provision shall not relieve either Party of any obligation accrued hereunder prior to the date of termination. Following termination of this Agreement Sections 1, 4, , 7, 8, 9, a0 and 12 shall remain in full force and effect.

10.2.3. Provided that Expert Systems, Inc. does not terminated the Agreement pursuant to Clause 10.1.2, Expert Systems, Inc. shall deliver to Customer all results up to the effective date of termination and fulfill its obligations under Section 5.3 hereof. Upon request, each Party shall promptly return to the other all written copies or other embodiments of the other's Confidential Information; provided that the receiving party may retain one complete copy of the Confidential Information solely to be able to monitor its obligations under this Agreement for archival purposes. Customer may retain such of Expert Systems, Inc.’s Confidential Information as it may require in order to practice any license granted to it under this Agreement.

11.	FORCE MAJEURE

11.1	If either Party is affected by any circumstances beyond its reasonable control (including, without limitation, any strike, lock out or other form of industrial action) it shall forthwith notify the other Party of the nature and extent thereof.

11.2	Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent such delay or non-performance is due to any such circumstance as is described in Section 11.1 of this clause of which it has notified the other Party; and the time for performance of that obligation shall be extended accordingly.

11.3	If any of the circumstances described in Section 11.1 of this clause notified as aforesaid prevails for a continuous period in excess of six months, the Parties hereto shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in all the circumstances.

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12.	MISCELLANEOUS

12.1	Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either of the Parties may, upon written notice to the other (which notice shall identify the assignee with specificity), assign this Agreement and the rights hereunder to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement provided such successor also assumes any surviving duties and obligations hereunder of the assigning Party.

12.2	Relationship of the Parties

Nothing in this Agreement shall create, evidence or imply any agency, partnership or joint venture between the Parties. Neither Party shall act or describe itself as the agent of the other Party nor shall it represent that it has authority to make commitments on behalf of the other Party.

12.3	Waiver

Failure or delay by either Party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

12.4	Severance

In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein; however, the parties shall attempt to negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the parties.

12.5	Clause Headings

The headings used in this Agreement are for convenience only and shall not affect its interpretation.

12.6	Entire Agreement and Amendments

This Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral and written agreements, understandings or arrangements between them relating to such subject matter. The Parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty representative or term which is not set out in this Agreement. No variation, amendment, modification or supplement to this Agreement shall be valid unless made in writing and signed by the duly authorized representative of each Party.

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12.7	Notices

Unless otherwise expressly agreed by the Party receiving notice, any notice or other communication required or permitted to be given by either Party under any provision of this Agreement must be in writing, in the English language, and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed to the intended recipient at such Party’s address set forth below, or to such other address or number as such Party may from time to time specify by notice to the other Party as provided in this Section. All notices and other communications given in accordance with the provisions of this Agreement will be deemed to have been given and received (i) when actually delivered by hand, by mail, or by courier, or (ii) when transmitted by facsimile (with acknowledgment received and a copy of such notice is sent no later than the next business day by a reliable overnight or two-day courier service, with acknowledgment of receipt).

12.8	Governing Law and Disputes

This Agreement is entered into in San Diego, California, U.S.A. and the construction validity and performance of this Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California The Parties consent to the exclusive jurisdiction of courts located in California and agree that any disputes relating to this Agreement shall be resolved in the appropriate state court located in the County of San Diego or the appropriate federal court for San Diego, California.

12.9	Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties hereto by separate counterparts, each of which when so executed shall be an original, and all of which shall constitute one and the same instrument.

12.10	Attorney’s Fees

In the event a dispute arises over this Agreement, the prevailing party in any litigation, arbitration or other action shall be awarded reasonable attorney’s fees and costs.

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SIGNED for and on behalf of Expert Systems, Inc. by:

By:	/s/ Tudor Oprea
	Name:	Tudor Oprea
	Title:	CEO

SIGNED for and on behalf of Lomond Therapeutics, Inc. by:

By:	/s/ Ohan Barsamian
	Name:	Ohan Barsamian
	Title:	Authorized Signatory

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